Exhibit 99.1

Natural Alternatives International, Inc. Reports 30% Revenue

Increase and Net Income of $0.19 per Diluted Share for the

First Six Months of Fiscal 2004

SAN MARCOS, CALIF, February 2, 2004 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, reported net income of $1.1 million or $0.19 per diluted share on revenue of $33.9 million for the six months ended December 31, 2003.

For the first six months of fiscal 2004, revenue increased 30% to $33.9 million from $26.1 million for the comparable period last year. The revenue growth resulted from a 35% increase in private label contract manufacturing sales and a 9% increase in Direct-to-Consumer (“DTC”) sales. Income from operations increased to $1.2 million from $658,000 for the comparable period last year. Net income increased to $1.1 million or $0.19 per diluted share compared to $686,000 or $0.11 per diluted share in the comparable period last year. Excluding the effects of litigation settlement proceeds of $225,000 in the first quarter of the prior fiscal year, net income increased $682,000 from $461,000 or $0.08 per diluted share for the six months ended December 31, 2002.

Second quarter revenue increased 32% to $17.2 million from $13.0 million for the comparable quarter last year. The revenue growth resulted from a 39% increase in private label contract manufacturing sales and a 2% increase in DTC sales. Income from operations increased to $549,000 from $255,000 in the comparable quarter last year. Net income increased to $576,000 or $0.09 per diluted share from $149,000 or $0.02 per diluted share for the comparable quarter last year.

As of December 31, 2003, NAI had cash and working capital of approximately $2.9 million and $13.2 million, respectively, compared to $5.5 million and $12.3 million, respectively, at June 30, 2003. During the first six months of fiscal 2004, inventory increased $4.5 million in response to higher anticipated revenue. Additionally, $1.4 million was invested in capital expenditures for the first six months of fiscal 2004. These expenditures were primarily for the continuing investment in our domestic manufacturing equipment.

Chairman and CEO Mark LeDoux commented, “We are beginning to realize benefit from our investment in product development. Our revenue growth for the second quarter of fiscal 2004 includes $1.8 million from new products formulated by our product development team. Revenue from the new products, combined with the growth of established products for our two largest customers, resulted in the highest quarterly revenue in five years. Our investment in expanding the Dr. Cherry Pathway to Healing™ brand to new television markets produced results that did not meet our expectations. We are evaluating our DTC marketing plan in an effort to facilitate growth. Looking forward we anticipate moderate private label revenue growth for the third quarter of fiscal 2004.”

President Randell Weaver commented, “We are encouraged to report our seventh consecutive quarter of sustained income from operations while we continue to invest in quality assurance, regulatory compliance and strategies to provide long-term revenue growth. In the second quarter we entered into a lease to expand our manufacturing space by 46,000 square feet contiguous to our existing space utilized for weighing and blending. We anticipate the additional space will facilitate consolidation of our operating activities and improve operational efficiency. Additionally, we continue to evaluate expansion opportunities that could increase product lines, enhance our manufacturing capabilities or reduce risks associated with reliance on a limited number of customers.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements that provides strategic partnering services to its customers. The Company’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent the Company’s intentions, expectations and beliefs concerning future events, including, among other things, expectations and beliefs with respect to future financial and operating results and the ability to sustain profitability, maintain adequate financing, improve liquidity, maintain revenue growth, and implement its strategic plan. The Company wishes to caution readers that these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. The Company’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by the Company with the Securities and Exchange Commission, including NAI’s most recent Annual Report on Form 10-K.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-744-7340 or info@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	June 30, 2003
	(Unaudited)
ASSETS
Cash and cash equivalents	$2,886	$5,482
Accounts receivable, net	5,018	5,668
Inventories, net	12,307	7,845
Other current assets	1,389	766

Total current assets	21,600	19,761
Property and equipment, net	10,910	10,820
Other assets	179	143

Total Assets	$32,689	$30,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,440	$7,440
Long-term debt, less current installments	2,099	2,386
Long-term pension liability	191	121

Total Liabilities	10,730	9,947

Stockholders’ Equity	21,959	20,777

Total Liabilities and Stockholders’ Equity	$32,689	$30,724

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three months ended December 31,		Six months ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
NET SALES	$17,195	$13,010	$33,916	$26,146
Cost of goods sold	13,300	9,958	25,875	19,899

Gross profit	3,895	3,052	8,041	6,247
Selling, general & administrative expenses	3,346	2,797	6,862	5,589

INCOME FROM OPERATIONS	549	255	1,179	658
Other income (expense)	63	(99)	22	43

INCOME BEFORE INCOME TAXES	612	156	1,201	701
Provision for income taxes	36	7	58	15

NET INCOME	$576	$149	$1,143	$686

NET INCOME PER COMMON SHARE:
Basic	$0.10	$0.03	$0.20	$0.12

Diluted	$0.09	$0.02	$0.19	$0.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,821,973	5,804,267	5,821,341	5,803,566

Diluted shares	6,161,851	6,021,919	6,134,798	5,975,742